                                                Filed Pursuant to Rule 424(b)(5)
                                                           File Number 333-45211


                                   SUPPLEMENT
                               dated May 21, 1999

                                       to
                              Prospectus Supplement
                              dated March 30, 1998




                                 $1,774,000,000



                                  U.S. BANCORP
                            (Minneapolis, Minnesota)


                      MEDIUM-TERM NOTES, SERIES J (SENIOR)
                   MEDIUM-TERM NOTES, SERIES K (SUBORDINATED)





                     Due 9 months or More from Date of Issue



         The information in this Supplement supersedes the information set forth under the caption "U.S. Bancorp" in the Prospectus dated February 17, 1998, as supplemented by the Prospectus Supplement dated March 30, 1998 (the "Prospectus Supplement").

         In addition, U.S. Bancorp may from time to time issue up to $1,774,000,000 aggregate principal amount of Notes pursuant to the Prospectus Supplement as supplemented by this Supplement.

                                  U.S. BANCORP

         U.S. Bancorp ("USB") is a regional, multi-state bank holding company, headquartered in Minneapolis, Minnesota. It is registered under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision of, and regulation by, the Board of Governors of the Federal Reserve System. USB, formerly known as First Bank System, Inc., is the organization created by the acquisition by First Bank System, Inc. of U. S. Bancorp of Portland, Oregon. The combined organization is the 13th largest U.S. bank holding company. USB operates 4 banks and 11 trust companies having approximately 1,000 banking offices in 17 Midwestern and Western states. USB offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. USB also has various nonbank subsidiaries engaged in financial services. At March 31, 1999, USB and its consolidated subsidiaries had consolidated assets of $76 billion, consolidated deposits of $49 billion, and shareholders' equity of $6 billion.

         The banking subsidiaries of USB are engaged in general commercial banking business, principally in domestic markets. They range in size from less than $1 million to $48 billion in deposits and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities and other financial institutions. Depository services include checking accounts, savings accounts and time certificates of deposit. Ancillary services such as treasury management and receivable lockbox collection are provided to corporate customers. The banking and trust company subsidiaries of USB provide a full range of fiduciary activities for individuals, estates, foundations, business corporations and charitable organizations.

         USB provides banking services through its subsidiary banks to both domestic and foreign customers and correspondent banks. These services include consumer banking, commercial lending, financing of import/export trade, foreign exchange, and investment services. USB, through its subsidiaries, also provides services in trust, commercial and agricultural finance, data processing, leasing, and brokerage services.

         On May 1, 1998, USB completed its acquisition of Piper Jaffray Companies Inc., a full-service investment banking and securities brokerage firm in a cash transaction. The acquisition was accounted for as a purchase. On February 18, 1999, USB announced an agreement to acquire San Diego-based Bank of Commerce, one of the largest U.S. Small Business Administration lenders. Pending regulatory approvals, the acquisition is expected to close at the end of the second quarter of 1999. On May 19, 1999, USB announced an agreement to acquire Newport Beach California-based Western Bancorp. With $2.5 billion in assets at March 31, 1999, Western Bancorp has 31 branches in Los Angeles, Orange and San Diego counties. The acquisition is pending regulatory and Western Bancorp shareholder approvals and is expected to close in the fourth quarter of 1999.

         USB was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and its telephone number is (612) 973-1111.

                                  U.S. BANCORP
                      Medium-Term Notes, Series J (Senior)
                   Medium-Term Notes, Series K (Subordinated)
    Authentication Certificate Supplemental to the Officers' Certificate and
                       Company Order dated March 30, 1998


Series:                                     Issue Price (Dollar Amount and Percentage of Principal
[ ] Series J (Senior)                       Amount): $_________/_________%
[ ] Series K (Subordinated)
                                            Denominations:  $_____________________________________
Form of Note:
[ ] Book-Entry                              Interest Rate/Initial Interest Rate:__________________
[ ] Certificated
    Name and Address of Registered Owner:
                                            Regular Record Dates:_________________________________

                                            Interest Determination Dates:_________________________

Taxpayer Identification Number of           Interest Reset Dates:_________________________________
Registered Owner:_____________________
                                            Index Maturity:_______________________________________
Principal Amount:_____________________
                                            Spread:_______________________________________________
Original Issue Date:__________________
                                            Spread Multiplier:____________________________________
Maturity Date:________________________
                                            Maximum Interest Rate:________________________________
Interest Rate Basis:
                                            Minimum Interest Rate:________________________________
[ ] Fixed Rate Note
[ ] Commercial Paper Rate Note              For Original Issue Discount Notes:
[ ] Federal Funds Rate Note
[ ] LIBOR Note                                 Original issue discount:____________________%
[ ] Prime Rate Note
[ ] Eleventh District Cost of Funds
     Rate Note                                 Yield to maturity:__________________________%
[ ] CD Rate Note
[ ] Treasury Rate Note                         Original Issue Discount Note:
[ ] J.J. Kenny Rate Note
[ ] CMT Rate Note                                 [ ] Subject to special provisions set forth therein
[ ] Other Base Rate (as described below)
     Note                                         [ ] For Federal income tax purposes only
[ ] Zero Coupon Note
                                            Aggregate initial offering price of Debt Securities issued under Registration Statement No. 333- 45211 through date
                                            hereof (including this Note):  $___________________
Agent designated to deliver unsold Note to
Trustee for cancellation:_________________  Aggregate initial offering price of Notes issued through date hereof  (including this Note):  $___________________

Agent's Commission:_______________________  Increase in aggregate principal amount of Notes pursuant to paragraph A(2) of the Officers' Certificate and Company
                                            Order dated March 30, 1998: $1,774,000,000
Redemption Terms:
                                            _________________________________________*

Other Terms:                                _________________________________________**




Dated:  _______________, 1999

______________
* To be signed by the Treasurer or any Assistant Treasurer or Senior Vice President designated as an "Authorized Officer."
**  To be signed by a Vice President.